EXHIBIT 99.13

The name of each director and executive officer of Pershing Square Inc. is set forth below.

The business address of each person listed below is c/o Pershing Square Inc., 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

The citizenship and present principal occupation or employment of each of the listed persons is set forth below.

NAME	POSITION	PRESENT PRINCIPAL OCCUPATION	CITIZENSHIP

William A. Ackman	Chief Executive Officer and Chairman of the Board	Chief Executive Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Ryan Israel	Chief Investment Officer and Director	Chief Investment Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Halit Coussin	Chief Legal Officer, Chief Compliance Officer and Director	Chief Legal Officer and Chief Compliance Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Michael Gonnella	Chief Financial Officer	Chief Financial Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Ben Hakim	President and Director	President of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

David Coppel Calvo	Director	Chief Commercial Officer, Vice President of Investment and Board Member of Grupo Coppel	Mexico, Spain

Kerry Murphy Healey	Director	Lecturer at the Princeton School of Public and International Affairs	United States of America

Orion Hindawi	Director	Executive Chairman and former CEO of Tanium	United States of America

Marco Kheirallah	Director	Founding partner of Lumina Capital Management	Brazil

Nicholas M. Lamotte	Director	Executive Chairman of Consulta Limited	United Kingdom, Germany